Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 08-11

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ENERGY COMPLETES ACQUISITION OF INDUSTRIAL LIFT TRUCK

Acquisition Expands Equipment Rental Fleet;

Offers Additional Cross-Selling and Organic Growth Opportunities;

Expected to be Immediately Accretive to Earnings

CARENCRO, LA – April 24, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) (“OMNI” or the “Company”) announced today that it has completed the acquisition of all of the outstanding common stock of Industrial Lift Truck & Equipment Co., Inc. (“ILT”) for $16.25 million in cash and $4.0 million in promissory notes. The promissory notes will accrue interest at the rate of 5% per annum and mature at various dates over a three-year period. In addition, ILT was required to have at least $1.5 million of excess working capital at closing.

Headquartered in Lafayette, La., ILT employs a workforce of approximately 30 employees and operates from an additional rental and service facility located in Lincoln, Texas. The company owns over 300 specialized lifting units. For the year ended December 31, 2007, ILT is expected to realize adjusted earnings before interest, taxes, depreciation and amortization adjusted for certain operating expenses (“EBITDA”) of more than $7.6 million on revenues of approximately $13.8 million. The cash portion of the purchase price was funded through borrowings under the Company’s senior term debt facility.

Commenting on the acquisition of ILT, OMNI’s Chief Operating Officer Brian Recatto said, “This acquisition will allow us to add additional complementary rental items to our land based portfolio. Industrial Lift Trucks has a 34-year history of outstanding customer service supporting the oil and gas industry. We believe the incorporation of ILT’s impressive fleet of industrial lifting equipment into OMNI’s existing fleet of specialized rental equipment affords us a number of organic growth opportunities without the need for additional infrastructure costs. With locations in many of the prolific oil and gas regions, the combined company will have the ability to offer ILT’s rental services to our expanding national client base. We are pleased that Jim Ortego will continue in his role as general manager of ILT, contributing his many years of industry knowledge to our company.”

Ronald Mogel, OMNI’s Senior Vice President and Chief Financial Officer, added, “The acquisition of ILT is expected to be immediately accretive to earnings and will further strengthen our revenue, earnings and market position in the major geographic regions we currently service. We believe this will enable us to increase our return to shareholders over both the near term and the long term.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the United States of America and the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s seismic services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones. OMNI’s environmental, leasing, transportation and other services provide important support to oil and gas companies operating in south Louisiana, east Texas (including the Barnett Shale region), the Rocky Mountains and the Gulf of Mexico.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisition referenced herein, the expansion of our Transportation Services and Equipment Rental operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.